                                                                     Exhibit 1.7

                                                                  EXECUTION COPY


                               LICENSE AGREEMENT


                                BY AND BETWEEN


                         TARGETED GENETICS NEWCO, LTD.
                           A Bermuda Limited Company

                                      AND

                       ELAN PHARMACEUTICAL TECHNOLOGIES,
                      a division of Elan Corporation, plc
                               An Irish Company



                                July  21, 1999

                               TABLE OF CONTENTS

Section                                                               Page
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
  1.   DEFINITIONS.................................................      1

  2.   GRANT OF RIGHTS.............................................     10

  3.   IMPROVEMENTS AND AFTER ACQUIRED TECHNOLOGY..................     14

  4.   DEVELOPMENT OF PRODUCTS.....................................     15

  5.   REGULATORY APPROVALS........................................     15

  6.   FINANCIAL PROVISIONS........................................     16

  7.   CONFIDENTIAL INFORMATION....................................     20

  8.   WARRANTIES/INDEMNITIES......................................     22

  9.   INTELLECTUAL PROPERTY OWNERSHIP RIGHTS......................     26

  10.  RIGHTS EXPLOITATION OUTSIDE THE FIELD.......................     28

  11.  NON-COMPETITION.............................................     28

  12.  TERM AND TERMINATION OF AGREEMENT...........................     29

  13.  IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE................     32

  14.  SETTLEMENT OF DISPUTES; GOVERNING LAW.......................     32

  15.  ASSIGNMENT..................................................     32

  16.  NOTICES.....................................................     33

  17.  MISCELLANEOUS CLAUSES.......................................     34

     LICENSE AGREEMENT dated as of July 21, 1999 between Targeted Genetics Newco, Ltd., a Bermuda limited company, and Elan Pharmaceutical Technologies, a division of Elan Corporation, plc, an Irish limited company.

                                   RECITALS:

     A. Contemporaneously herewith, Elan and TGEN (capitalized terms used herein are defined below) are entering into the Development Agreement for the purpose of recording the terms and conditions of a joint venture and of regulating their relationship with each other and certain aspects of the affairs of and their dealings with Newco.

     B. Elan is beneficially entitled to the use of certain know-how and certain patents that have been granted or are pending in relation to the development and production of various Drug Delivery Technologies.

     C. Newco desires to enter into this Agreement with Elan so as to permit Newco to utilize the Elan Intellectual Property in the research, development, manufacture, distribution and sale of the Products in the Field and in the Territory.

     D. Elan, EIS and TGEN entered into a letter agreement dated June 30, 1999 (the "Letter Agreement") pursuant to which they agreed to enter into definitive documents, including this Agreement, and the TGEN License Agreement relating to Newco's use of the TGEN Intellectual Property.

     NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.   DEFINITIONS

     A.  In this Agreement, the following definitions shall apply:

         1.1. "Affiliate" shall mean, with respect to Elan or TGEN, any corporation or entity other than Newco (and entities controlled by it) controlling, controlled by or under the common control of Elan or TGEN, as the case may be, and, with respect to Newco, any corporation or entity under control of Newco. A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock of the other corporation or (a) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

[*] OMITTED, CONFIDENTIAL MATERIAL, WHICH MATERIAL HAS BEEN SEPERATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

         1.2. "Agreement" shall mean this agreement (which expression shall be deemed to include the Recitals and the Schedules hereto);

         1.3. "Antisense" shall mean [*];

         1.4. "Base Technologies" shall mean technologies, techniques and formulations for the administration of an active agent to a mammal: (i) in formulations of the active agent with one or more substantially inert ingredients, including, without limitation, tonicity modifiers and bulking agents; or (ii) with or through devices or mechanical targeting systems or mechanical delivery systems (other than Elan's MEDIPAD(R) Drug Delivery System or devices utilizing autoinjector technology);

         1.5. "cGCP", "cGLP" and "cGMP" shall mean current Good Clinical Practices, current Good Laboratory Practices and current Good Manufacturing Practices respectively;

         1.6. "Change of Control Event" shall mean that a Technological Competitor of Elan acquires directly or indirectly voting stock or equivalent securities in TGEN or Newco representing [*] or more of the stock which carries entitlement to vote, or a Technological Competitor of Elan acquires by all or substantially all of the business of TGEN or Newco to which the Transaction Documents relate, whether by merger, sale of stock, sale of assets or otherwise;

         1.7. "Commercialization" shall mean the manufacture, promotion, distribution, marketing and sale of the Products;

         1.8. "Control" shall mean the ability to grant a license or sublicense as contemplated herein without violating the terms of any agreement with any Independent Third Party;

         1.9. "Definitive Documents" shall have the same meaning as given to the term "Transaction Documents" in the Development Agreement;

         1.10. "Development Agreement" shall mean the Subscription, Joint Development and Operating Agreement of even date entered into among TGEN, Elan, EIS and Newco;

         1.11. "Development Candidate(s)" shall mean a TGEN Proprietary Gene, or a Gene obtained from an Independent Third Party, jointly selected by the Participants and Newco to be developed for incorporation in Products. For the avoidance of doubt, if it is subsequently determined by the Management Committee of

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

Newco that the TGEN Proprietary Gene initially offered for development as a Product is not suitable for use in a Product, TGEN shall offer an additional TGEN Proprietary Gene to the extent available, as described in Section 9.5 of the Development Agreement, and such additional TGEN Proprietary Gene shall in that instance become the Development Candidate.

         1.12. "Drug Delivery Technologies" shall mean formulation and/or excipient systems and technologies for delivery of a therapeutic agent to a mammal, including but not limited to [*] allowing such agent, without limitation on other features that may be sought in addition to or instead of the following, to be administered on an optimized schedule, and/or to be administered with reduced side effects, and/or to be administered with enhanced efficacy, and/or to be administered with better patient compliance, and/or to be administered in reduced dosages. Drug Delivery Technologies shall also include Elan device delivery technologies including the MEDIPAD(R) Drug Delivery System and devices utilizing autoinjector technology. Notwithstanding the foregoing, Drug Delivery Technologies shall not include Base Technologies or Gene Delivery Technologies;

         1.13. "Effective Date" shall mean the "Closing Date" as such term is defined in the Development Agreement;

         1.14. "EIS" shall mean Elan International Services, Ltd., a Bermuda limited company;

         1.15. "Elan" shall mean Elan Pharmaceutical Technologies, a division of Elan Corporation, plc, a public limited company incorporated under the laws of Ireland, its, successors and permitted assigns; and, shall also include, for purposes of the option contained in Section 2.2 below and the inclusion of the NanoCrystal(TM) technology covered by such option and referenced in the definition of "Elan Intellectual Property," Elan Pharma International Limited.

         1.16. "Elan Improvements" shall mean any improvements to the Elan Patents and Elan Know-How developed by Elan independently or in collaboration with an Independent Third Party, which improvements Elan at any time during the Research and Development Term Controls within the Field (other than improvements developed pursuant to the Research and Development Program);

         1.17. "Elan Intellectual Property" shall mean the Elan Know-How, the Elan Patents and/or the Elan Improvements. Schedule 1 hereto shall contain, by way of illustration but not limitation, examples of Elan Intellectual Property. For the avoidance of doubt, Elan Intellectual Property shall include, upon exercise of the

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                                      -3-
option contained in Section 2.2, below, technology Controlled by Elan Corporation, plc, doing business as Elan Pharma International Ltd. (but only to the extent such technology consists of NanoCrystal(TM) technology formerly held by NanoSystems, a subsidiary of the Eastman Kodak Company, as improved). Elan Intellectual Property shall exclude (a) the Excluded Elan Technology, (b) inventions, patents and know-how controlled by all other affiliates or subsidiaries of Elan Corporation, plc., including, but not limited to that not Controlled by Elan, but rather Controlled prior to or during the term of this Agreement by Axogen Limited, Neuralab Limited and the Elan Pharmaceuticals division of Elan Corporation, plc. which incorporates, inter alia, Athena
                                                       ----------
Neurosciences, Inc., Elan Pharmaceuticals, Inc., Athena Diagnostics, Inc., Carnrick Laboratories Inc. and Elan Europe Limited and (c) inventions, patents and know-how that are subject to contractual obligations of Elan to third parties as of the Effective Date to the extent the licensing of such inventions, patents and know-how is restricted or limited;

         1.18. "Elan Know-How" shall mean any and all rights (i) Controlled by Elan as of the Effective Date to any discovery, invention (whether or not patentable), know-how, substances, data, techniques, processes, systems, formulations and designs relating to drug delivery and commercial information relating to Base Technologies, Drug Delivery Technologies or Gene Delivery Technologies and useful for the conduct of the Project or Commercialization of Products and (ii) any discovery, invention (whether or not patentable), know-how, substances, data, techniques, processes, systems, formulations and designs relating to drug delivery and commercial information relating to Base Technologies, Drug Delivery Technologies or Gene Delivery Technologies and useful for the conduct of the Project or Commercialization of Products developed by Elan independently or in collaboration with an Independent Third Party after the Effective Date;

         1.19. "Elan License" shall mean the license of the Elan Intellectual Property to Newco as provided herein;

         1.20. "Elan Patents" shall mean any and all patents and patent applications relating to Base Technologies, Drug Delivery Technologies or Gene Delivery Technologies (i) Controlled by Elan on the Effective Date and (ii) Controlled by Elan and hereafter filed or obtained (to the extent covering inventions made by Elan independently or in collaboration with an Independent Third Party). Elan Patents shall also include all extensions, continuations, continuations-in-part, continuing prosecution applications, divisionals, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder;

         1.21. "Elan Program Technology" shall mean all Program Technology that relates solely to Drug Delivery Technologies or Antisense whether conceived or made by Elan and/or its agents or TGEN or Newco and/or its agents pursuant to the Research and Development Program;

         1.22. "Elan Right of First Negotiation" shall have the meaning provided in Section 2.12 hereof;

         1.23. "Excluded Elan Technology" shall mean transdermal or transcutaneous Drug Delivery Technology (i.e., pertaining to delivery, onto, into and through the skin);

         1.24. "Excluded TGEN Technology" shall mean inventions, patents and know-how: (a) to the extent relating to transdermal or transcutaneous drug delivery technology (as above described); (b) to the extent relating to the treatment of cystic fibrosis or the delivery of Genes directed therefor; (c) to the extent relating to Antisense; or (d) that are subject to contractual obligations of TGEN to third parties as of the Effective Date to the extent the licensing of such inventions, patents and know-how is restricted or limited.

         1.25. "FDA" shall mean the United States Food and Drug Administration or any successors or agency the approval of which is necessary to market a product in the United States of America;

         1.26. "Field" shall mean the research, development and Commercialization of a Platform for delivery of Genes to mammals. For avoidance of doubt, the Field shall exclude (i) cell therapy, (ii) ex vivo gene therapy,
(iii) Antisense delivery and (iv) transcutaneous and/or transdermal delivery (as above described);

         1.27. "Gene" shall mean any nucleotide sequence that includes a region or regions (or gene cassette(s)) capable of coding, causing or modulating the expression of a protein or other genetic element (other than directly modulating expression where the nucleic acid sequence is an Antisense) and includes one or more elements that can control expression of said protein(s) or other genetic element(s);

         1.28. "Gene Delivery Technologies" shall mean [*];

         1.29. "Independent Third Party" shall mean any person other than Newco, TGEN, Elan or any of their respective Affiliates;

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                                      -5-

         1.30. "In market" shall mean sales of Products whether by Newco or its Affiliates, or where applicable by a sublicensee, to an Independent Third Party being a wholesaler, distributor, managed care organization, hospital, pharmacy and/or the like;

         1.31. "Licensed Technologies" shall mean the Elan Intellectual Property and the TGEN Intellectual Property;

         1.32. "Licenses" shall mean the Elan License and the TGEN License;

         1.33. "Lien" shall mean any and all liens, security interests, restrictions, claims, encumbrances or rights of third parties of every kind and nature;

         1.34. "Management Committee" shall have the meaning given to such term in the Development Agreement;

         1.35. "Marketing Authorization" shall mean the procurement of registrations and permits required by applicable government authorities in a country in the Territory for the marketing, sale, and distribution of a Product in such country;

         1.36. "MEDIPAD(R) Drug Delivery System" shall mean the ambulatory continuous micro infusion device having a drug reservoir volume ranging from 3.3 to 5.0 ml. and associated technology;

         1.37. "Net Proceeds" shall mean the net amount realized by Newco or its Affiliates in the form of upfront payments, milestones or royalty payments from Independent Third Parties with respect to Products or the grant of rights therein or to the Commercialization thereof, after deduction of all costs, commissions and fees payable by Newco or its Affiliates associated with or incurred with respect to such upfront payments, milestones or royalties, including without limitation royalties and other compensations paid or payable to any Independent Third Party (or to either of the Participants, where such Participant has separately licensed any rights or intellectual properties to Newco on a royalty-bearing basis).

         1.38. "Net Sales" shall mean the amount billed or invoiced for sales of a Product by Newco or its Affiliates to an Independent Third Party, less, to the extent included in such invoice price the total of: (1) ordinary and customary trade, quantity or cash discounts and nonaffiliated brokers' or agents' commissions, including government managed care and other contract rebates, pharmacy incentive programs, including chargebacks of pharmacy or hospital performance incentive programs or similar programs; (2) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (3) freight, postage and duties separately identified on the invoice or other documentation maintained in the ordinary course of business, and

(4) import, export and sales taxes, excise taxes, other consumption taxes, customs duties, tariffs and compulsory payments to governmental authorities separately identified on the invoice or other documentation maintained in the ordinary course of business and based on sales or turnover or delivery of the Products. Net Sales shall also include the amount or fair market value of all other consideration received by Newco or its Affiliates in respect of sales of Products by Newco or its Affiliates to an Independent Third Party, whether such consideration is payment in kind, exchange or another form., less applicable deductions as described above. If a Product is provided to an Independent Third Party by Newco or its Affiliates without charge or provision of invoice and used by such Independent Third Party, then Newco or its Affiliates shall be treated as having sold such Product to such Independent Third Party for an amount equal to the fair market value of such Product. Sales between or among Newco and its respective Affiliates or authorized licensees shall be excluded from the computation of Net Sales;

         1.39. "Newco" shall mean Targeted Genetics Newco, Ltd., a Bermuda limited company;

         1.40. "Newco Program Technology" shall mean all Program Technology other than Elan Program Technology and TGEN Program Technology;

         1.41. "Newco Technology" shall mean all Program Technology and all technology licensed or acquired by Newco or developed by Newco whether or not pursuant to the Research and Development Program, excluding, however, TGEN Intellectual Property and Elan Intellectual Property;

         1.42. "Participant" shall mean Elan or TGEN, as the case may be. "Participants" shall mean both Elan and TGEN;

         1.43. "Parties" shall mean Elan and Newco;

         1.44. "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature;

         1.45. "Plan" shall mean that portion of the Business Plan defined in the Development Agreement that relates to the Project and Newco's program of development agreed to by Elan and TGEN within sixty (60) days of the date hereof, with respect to the research, development and Commercialization of the Products, which Plan shall be reviewed and mutually agreed to in writing by Elan and TGEN on an annual basis;

         1.46. "Platform" shall mean the combined utilization of Drug Delivery Technologies and Gene Delivery Technologies for delivery of Genes by any route of administration;

         1.47. "Product" shall mean a Gene formulated for administration to mammals, including humans, by use of a Platform;

         1.48. "Program Technology" shall mean all technology developed by or on behalf of Newco, whether by Elan, TGEN, a third party or jointly by any combination thereof, pursuant to the Research and Development Program;

         1.49. "Project" shall mean all activity as undertaken by Elan, TGEN and Newco to develop the Platform and Products in accordance with the Plan;

         1.50. "Regulatory Authority" shall mean any regulatory authority outside the United States of America, the approval of which is necessary to market a Product;

         1.51. "Research and Development Program" shall have the same meaning given to such term in the Development Agreement;

         1.52. "Research and Development Term" shall mean the period commencing on the Effective Date and continuing for a period of [*] thereafter, or as extended by agreement of the Participants, up to an aggregate of [*]; provided, however, that if a Participant shall be prevented by (i) events beyond the Participants' control, or (ii) by such Participant's delay or negligent act or omission, from performing its obligations under the Definitive Documents within said [*] period (or as extended), then the other Participant at its option, may extend the duration of the Research and Development Term by a term equal in length to the period during which the first Participant was unable to perform its obligations hereunder;

         1.53. "Technological Competitor of Elan" shall mean any entity which has a significant program for the development of Drug Delivery Technology and which is active in promoting and contracting the use of such Drug Delivery Technology to third parties, a listing of which is contained on Schedule 3 to the Development Agreement, as such list may be supplemented by Elan from time to time with the consent of TGEN, which consent shall not be unreasonably withheld if the proposed additions are within the parties' contemplation as to the purpose of the original list;

         1.54. "Term" shall have the meaning given to it in Clause 12 below;

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                                      -8-

         1.55. "Territory" shall mean all the countries of the world;

         1.56. "TGEN" shall mean Targeted Genetics Corporation, a Washington corporation;

         1.57. "TGEN Intellectual Property" shall have the meaning set forth in the TGEN License Agreement;

         1.58. "TGEN License" shall have the meaning set forth in the TGEN License Agreement;

         1.59. "TGEN License Agreement" shall mean that certain license agreement, of even date herewith, entered into between TGEN and Newco;

         1.60. "TGEN Program Technology" shall mean all Program Technology which relates solely to Gene Delivery Technologies, whether conceived or made by TGEN and/or its agents or Elan or Newco pursuant to the Research and Development Program;

         1.61. "TGEN Proprietary Gene" shall mean any Gene Controlled by TGEN;

         1.62. "Trademark" shall mean the trademark(s) belonging to Elan as may be selected by Newco or its permitted sub-licensees, with Elan's consent, for use in connection with the Products;

         1.63. "United States Dollar" and "US$" shall mean the lawful currency for the time being of the United States of America;

     B.  Interpretation.  In this Agreement the following shall apply:
         --------------

         1.1. The singular includes the plural and vice versa, the masculine includes the feminine and vice versa.

         1.2. Any reference to a Clause, Section or Schedule shall, unless otherwise specifically provided, be to a Clause, Section or Schedule of this Agreement.

         1.3. The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

2.   GRANT OF RIGHTS

     2.1 Elan hereby grants to Newco a license in the Territory to Elan's rights in the Elan Intellectual Property for all research, development, and Commercialization purposes solely in the Field, subject to contractual obligations that Elan may have as of the Effective Date, and, unless prohibited by the Section 11 ("Non-Competition"), contractual obligations that Elan may
                                   --
enter into after the Effective Date (the "Elan License"). The Elan License shall be nonexclusive to Newco during the Research and Development Term, and thereafter during the License Term shall be exclusive to the extent applicable to the Commercialization (i) of a Product or Products which has (have) been successfully developed by Newco during the Research and Development Term, and
(ii) of any Product containing the same Gene that would be competitive (i.e., directed at the same indication) with any Product being Commercialized by Newco. Otherwise, the Elan License shall be nonexclusive during the License Term after the Research and Development Term.

     2.2 Elan hereby also grants an option, to be exercised, upon written notice to Elan by Newco and payment of an option price of [*], to obtain a license to the Elan Patents and Know-How related to Drug Delivery Technologies, Gene Delivery Technologies and Base Technologies held by Elan Pharma International Ltd. (but only to the extent such technology consists of NanoCrystal(TM) technology formerly held by NanoSystems, a subsidiary of the Eastman Kodak Company, as improved). The option shall be exercised at such time as the TGEN members of the Management Committee determine that such technology is relevant to the Project. Upon exercise of such option by Newco, such technology, shall, subject to any contractual obligations to Independent Third Parties that Elan may have as of the Effective Date, and, unless prohibited by
Section 11, contractual obligations to Independent Third Parties that Elan may enter into after the exercise of such option, be deemed included within with the Elan License, the Elan Intellectual Property, the Elan Patents, and the Elan Know-How, as appropriate, and subject to the provisions hereof with respect thereto. If the inclusion of any Elan Know-How, Elan Patents or Elan Improvements in the license of Elan Intellectual Property is restricted or limited by a third party agreement, Elan shall use reasonable commercial efforts to exclude or where applicable minimize any such restriction or limitation.

     2.3 To the extent royalty or other compensation obligations to Independent Third Parties that are payable with respect to Elan Intellectual Property would be triggered by a proposed use of such Elan Intellectual Property in connection with the Project, Elan will inform Newco and TGEN of such royalty or compensation obligation. If Newco and TGEN agree to utilize such Elan Intellectual Property in

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                                      -10-
connection with the Project, Newco will be responsible for the payment of such royalty or other compensation obligations relating thereto.

     2.4 Except as expressly provided herein, all proprietary rights and rights of ownership with respect to the Elan Intellectual Property shall at all times remain solely with Elan. Elan shall disclose to Newco inventions made by or on behalf of Elan in connection with the performance of the Project, any patentable inventions and discoveries within the Elan Intellectual Property that relate to the Field and any patentable Elan Improvements developed by or on behalf of Elan.

     2.5 Notwithstanding anything contained herein to the contrary, Elan shall have the right, outside the scope of the exclusivity under the Elan License, and subject to Section 11 below, to fully exploit and grant licenses and sublicenses with respect to the Elan Intellectual Property.

     2.6 Notwithstanding the grant of the Elan License, Elan will not be required to disclose to TGEN or Newco proprietary manufacturing know-how, unless and until it is determined, as described in Sections 2.13 and 2.14 below, that a party other than Elan will perform relevant manufacturing services for Newco, and then such disclosures may be limited to those that are required to support such manufacturing services by such other party.

     2.7 Newco shall not be permitted to (a) encumber any of its rights under the Licenses or the Newco Technology without the prior written consent of Elan;
(b) assign or sublicense any of its rights under the licenses for the Licensed Technologies and the Newco Technology without the prior written consent of Elan, which consent may be withheld in Elan's sole discretion. Notwithstanding the foregoing, subject to the Elan Right of First Negotiation, Elan shall not unreasonably withhold, condition or delay its consent to the licensing of rights to Commercialize Products to Independent Third Parties who are not Technological Competitors of Elan. Any agreement between Newco and any permitted Independent Third Party for the development or exploitation of the Elan Intellectual Property shall require such Independent Third Party to maintain the confidentiality of all information concerning the Elan Intellectual Property and shall permit an assignment of rights by Newco to Elan in accordance with the terms of this Agreement. Rights of permitted third party sublicensees in and to the Elan Intellectual Property shall survive the termination of the license and sublicense agreements granting said intellectual property rights to Newco; and Newco and Elan shall in good faith agree upon the form most advantageous to Elan in which the rights of the sublicensor under any such sublicenses are to be held (which form may include continuation of Newco solely as the holder of such licenses or assignment of such rights to a third party or parties, including an assignment to Elan).

     2.8 Newco will use its reasonable commercial efforts to exploit the Elan Intellectual Property, the TGEN Intellectual Property and Newco Technology in accordance with this Agreement, the TGEN License Agreement and the Plan. Newco and/or its contractors or licensees/sublicensees shall employ reasonably diligent efforts to research, develop, register, and Commercialize the Products in appropriate regions in the Territory. Newco and/or its contractors or licensees/sublicensees shall employ or have employed on its or their behalf a level of advertising, sales, marketing, and promotion efforts in each country in the Territory where Marketing Authorization for Product has been obtained which is: (i) commensurate with that used by other pharmaceutical marketers for products of similar market potential in that country in the Territory, and (ii) consistent with the market potential for the Product as depicted in the Plan and as determined by the Management Committee in accordance with the Development Agreement.

     2.9 Newco will be solely responsible for ensuring that it or its sublicensees manufacture and Commercialize the Products within each country of the Territory strictly in accordance with all the legal and regulatory requirements of each country of the Territory.

     2.10 Upon the request of Newco and with the consent of Elan, Elan shall grant to Newco during the Term a non-exclusive royalty free license in the Territory, solely for use in connection with the sale of the Products, to use one or more Trademarks, on the following terms:

           2.10.1 Newco shall as soon as it becomes aware of any infringement of a Trademark give to Elan in writing full particulars of any use or proposed use by any other person, firm or company of a service mark, trade name or trademark or promotional or advertising activity which may constitute infringement.

           2.10.2 If Newco becomes aware that any other person, firm or company alleges that such Trademark is invalid or that the use of such Trademark infringes any rights or constitutes an unauthorized use of intellectual property of another party or that the Trademark is otherwise attacked or attackable, Newco shall immediately give to Elan full particulars thereof in writing and shall make no comment or admission to any third party in respect thereof.

           2.10.3 Elan shall have the right to conduct all proceedings relating to such Trademark and shall in its sole discretion decide what action, if any, to take in respect of any actual, threatened or alleged infringement of such Trademark or any other claim or counter-claim brought or threatened relating to the use or registration of such Trademark. Any such proceedings shall be conducted at Elan's expense and for its own benefit.

           2.10.4 Nothing contained in this Agreement shall grant to Newco any right, title, or interest in or to such Trademark, whether or not specifically recognized or perfected under applicable laws, except for the non-exclusive license described herein. At no time during or after the term of this Agreement shall Newco challenge or assist others to challenge any such Trademark or the registration thereof or attempt to register any trademarks, service marks, or trade names confusingly similar to any such trademark. All displays of any such Trademark that Newco intends to adopt shall first be submitted to Elan for approval (which shall not be unreasonably withheld, conditioned or delayed) of design, color, and other details, or shall be exact copies of those used by Elan or previously approved by it for the same uses. In addition, Newco shall fully comply with all reasonable guidelines communicated by Elan concerning the use of any such Trademark as well as all rules and regulations of such use throughout the Territory.

           2.10.5 The rights granted to Newco under this Section 2.10 shall automatically terminate with respect to a Product in a country in the Territory upon termination of Newco's right to market such Product in any such country.

     2.11 When packaged, and to the extent permitted by law, a product label shall include an acknowledgement that the Product is made under license from Elan unless the incorporation of Elan Intellectual Property is so limited that such acknowledgment would be unreasonable. Any such acknowledgment shall take into consideration regulatory requirements and Newco's reasonable commercial requirements. In such event, Newco shall wherever possible give due acknowledgement and recognition to Elan in all printed promotional and other material regarding the Product such as stating that the Product is under license from Elan and that the applicable Elan Intellectual Property has been applied to the Products. Newco shall consult with and obtain the written approval of Elan as to the format and content of the promotional and other material insofar as it relates to a description of, or other reference to, the application of the Elan Intellectual Property, such approval not to be unreasonably withheld, conditioned or delayed. The further consent of Elan shall not be required where the format and content of such materials is substantively similar as the materials previously furnished to and approved in writing by Elan.

     2.12 Notwithstanding anything contained in this Agreement to the contrary, at such time, during or within [*] following the end of the Research and Development

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                                      -13-

Term as Newco intends to develop and Commercialize Products [*] Elan shall have [*] relating to such Product [*], on the following terms and conditions:

           2.12.1 If Newco intends to [*] then Newco immediately shall notify Elan in writing that Elan may elect to [*] referred to in this Section. Elan shall indicate its desire to [*] pursuant to this Section by delivering written notice to Newco within forty-five (45) days of Elan's receipt of the written notification from Newco to Elan. If Elan elects to [*], the Parties shall [*].

           2.12.2 If, [*] Elan and Newco do not [*] within [*] from the notification in writing by Newco to Elan, then Newco shall be free [*]

           2.12.3   Following the [*] period described in Section 2.12.2, [*]

     2.13 Elan and TGEN shall have preferential rights to negotiate agreements with Newco whereby Elan and/or TGEN will manufacture Products to meet Newco's requirements. Newco shall evaluate each such manufacturing agreement in light of which of Elan or TGEN (or neither, or both) has the capability and the committed resources to perform such manufacturing services in the best interests of Newco. If the parties cannot come to mutual agreement on who is best qualified to perform such manufacturing services, the matter will be resolved through the dispute resolution procedures of the Joint Development and Operating Agreement. To the extent Elan or TGEN performs any manufacturing services to Newco, it shall be paid a price equal to [*] and other terms and conditions customary in a supply agreements shall apply.

     2.14 Subject to the rights of Newco as provided in Section 2.12 herein and the rights of Elan and TGEN as provided in Section 2.13 herein, Newco shall not be permitted to contract the development or Commercialization of any Product without the prior written consent of Elan, which consent will not be unreasonably withheld, conditioned or delayed; provided that such reasonableness standard, shall not be applicable in the case of a proposed sublicense to any Technological Competitor of Elan.

3.   IMPROVEMENTS AND AFTER ACQUIRED TECHNOLOGY

     3.1 Subject to contractual restrictions permissible under Section 11 ("Non-Competition"), Elan Improvements shall be deemed, immediately upon development, to be included in the license of the Elan Intellectual Property granted to Newco hereunder.

     3.2 For the avoidance of doubt, and without limitation on the applicability of the same exclusion as to other Elan Intellectual Property, it is understood that the

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                                      -14-

Elan License specifically excludes any right to use Elan Improvements outside of the Field.

     3.3 If the inclusion of an Elan Improvement in the license of Elan Intellectual Property granted to Newco hereunder is restricted or limited by a third party agreement, then Elan shall use reasonable commercial efforts to exclude, or where applicable, to minimize any such restriction or limitation.

     3.4 All rights, title, and interest to any Elan Improvements shall be the property of Elan. Newco, TGEN and any such third party shall execute and deliver documents, and take such other actions as Elan may reasonably request, to effect or evidence such ownership.

     3.5 If, after the Effective Date, Elan acquires know-how or patent rights relating to the Field, through acquisition of or merger with an Independent Third Party that has know-how or patent rights relating to the Field, then Elan shall offer, as soon as practicable, to license such know-how and patent rights to Newco (subject to existing contractual obligations binding on such Independent Third Party at the time of such acquisition or merger), on such terms as would be offered to an Independent Third Party negotiating in good faith on an arms-length basis, and if TGEN determines that Newco should not acquire such license, then Elan shall be free (subject to the provisions of Section 11, below) to fully exploit such know-how and patent rights (without the Elan Intellectual Property then licensed to Newco, other than outside the scope of the exclusivity of the Elan License), and to grant to third parties licenses and sublicenses with respect thereto.

4.   DEVELOPMENT OF PRODUCTS

     4.1 During the Research and Development Term, Newco will diligently pursue the research and development of the Elan Intellectual Property, TGEN Intellectual Property and Newco Technology in accordance with the Research and Development Program. The objectives of this research and development work will be (a) to develop the Platform, and (b) to develop one or more Products in the Field.

5.   REGULATORY APPROVALS

     5.1 Newco shall, or shall cause its sublicensees to, at its or their sole cost file and shall use its reasonable best efforts to prosecute to approval, the Marketing Authorizations for the Products in appropriate countries in the Territory in accordance with the Plan. During any Marketing Authorization registration procedure, Newco shall keep Elan promptly and fully advised of Newco's registration activities, progress and procedures. Each Party shall inform the other Party and TGEN of any dealings such Party has with the FDA and any other Regulatory Authority. The Parties and TGEN shall collaborate in relation to obtaining any approval of the FDA or Regulatory Authority for final approved labeling.

     5.2 Subject to agreement to the contrary, any and all Marketing Authorizations filed hereunder for Products shall, to the extent owned by Newco, remain the property of Newco, provided that Newco shall allow Elan access thereto solely to enable Elan to fulfill its obligations and exercise its rights under this Agreement and the Development Agreement. Newco shall maintain or cause its sublicensees to maintain such Marketing Authorizations at its or their own cost.

     5.3 Newco shall indemnify and hold harmless Elan, its agents and employees from and against all claims, damages, losses, liabilities and expenses to which Elan, its agents, and employees may become subject related to or arising out of Newco's bad faith, negligence or intentional misconduct in connection with the filing or maintenance of the Marketing Authorizations.

6.   FINANCIAL PROVISIONS

     6.1 In consideration of the license to the Elan Patents, Newco shall pay to Elan the following amounts:

           6.1.1    Up Front License Fee Payment.  Fifteen million United States
                    ----------------------------
Dollars (US$15,000,000), simultaneously with the execution and delivery of this Agreement by both Parties; and

           6.1.2    Product based upon the Development Candidates. Newco shall
                    ---------------------------------------------
make the following payments with respect to Products based upon the Development
Candidates:

               (a)  Development Work - Initial research and development work
                    ----------------
pursuant to the Research and Development Program regarding the development of the Platform and one or more Development Candidates contracted by Newco to TGEN and/or Elan shall be payable by Newco to each of TGEN and Elan based on [*] (or less, where the terms of a third party agreement do not support such fees, and are otherwise acceptable to the Management Committee).

               (b)  Upfront or Milestone Payments - If any Independent Third
                    -----------------------------
Party shall make upfront or milestone payments (e.g., for NDA filing, approvals, etc.) to Newco, then [*] of the Net Proceeds from such upfront or milestone payments shall be retained by Newco, and Newco shall pay to each of Elan

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                                      -16-
and TGEN, in proportion to their respective ownership interests in Newco, royalties in the amount of the remaining [*] of such Net Proceeds.

               (c)  Royalties payable to Elan and TGEN Upon Sales of the
                    ----------------------------------------------------
Products based upon the Development Candidates - If Newco makes any In market
----------------------------------------------
sales of such Products, Newco shall pay Elan a royalty on Net Sales derived therefrom, at a rate to be determined by the Management Committee prior to the market launch thereof to be appropriate under the circumstances with respect to each such Product. Newco shall retain [*] of the Net Proceeds from all royalties derived from sales of Products based upon the Development Candidates, and shall pay to each of Elan and TGEN the remaining [*] of all such Net Proceeds in proportion to their respective ownership interests in Newco.

               (d)  Special Provisions for TGEN Proprietary Genes.
                    ---------------------------------------------
Notwithstanding the foregoing, in the event a Product is based upon a Development Candidate which incorporates a TGEN Proprietary Gene, [*] of the aggregate Net Proceeds from all upfront, milestone and royalty payments made to Newco by an Independent Third Party with respect to such Product shall be paid as an additional royalty to TGEN, and the remaining [*] of such Net Proceeds shall be paid as an additional royalty to Elan. Thereafter, such amounts shall be allocated as provided above.


           6.1.3    Products Based Upon TGEN Proprietary Genes. In the event
                    ------------------------------------------
Newco shall desire to develop a Product incorporating a TGEN Proprietary Gene other than a Product based upon the Development Candidate, Newco, Elan and TGEN shall negotiate in good faith the terms for the licensing of such Gene and royalties to be paid to each of TGEN and Elan; provided, however, that with respect to Newco, the terms of such license shall be no less favorable than those that would have be obtained in an arm's length transaction between unrelated parties and, with respect to TGEN, the terms of such license shall be no less favorable than those granted to any other licensor to Newco

           6.1.4    Products Based on Proprietary Genes of Independent Third
                    --------------------------------------------------------
Parties.  Newco shall make the following payments with respect to Products based
-------
on proprietary Genes of Independent Third Parties:

               (a)  Development Work - Research and development work related to
                    ----------------
Products based upon proprietary Genes of Independent Third Parties performed by Elan or TGEN for Newco, as the case may be, shall be payable to such Participant at [*] (or less, where the terms of a third party agreement do not support such fees, and are otherwise acceptable to the Management Committee). [*] of any

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                                      -17-
profit received by Newco for direct charges for such development following payment of Elan's or TGEN's charges shall be payable as an additional royalty by Newco to Elan and TGEN, in proportion to their respective ownership interests in Newco.

               (b)  Upfront or Milestone Payments - If any Independent Third
                    -----------------------------
Party shall make upfront or milestone payments (e.g., for NDA filing, approvals, etc.) to Newco with respect to Products based upon proprietary Genes of such third party, then [*] of the Net Proceeds from such upfront or milestone payments shall be retained by Newco, and Newco shall pay to each of Elan and TGEN the remaining [*] of such Net Proceeds in proportion to their respective ownership interests in Newco.

               (c)  Royalty Payments to Participants - If Newco makes any In
                    --------------------------------
market sales of such Products, Newco shall pay Elan a royalty on Net Sales derived therefrom, at a rate to be determined by the Management Committee prior to the market launch thereof to be appropriate under the circumstances with respect to each such Product. Newco shall retain [*] of Net Proceeds derived by it from all royalties paid to it by Independent Third Parties with respect to Products based upon proprietary Genes of such parties, and shall pay to each of Elan and TGEN the remaining [*] of all such Net Proceeds in proportion to their respective ownership interests in Newco.

     6.2 Payment of those royalties that are payable to Elan pursuant to Clauses 6.1.2-6.1.4, if any, shall be made quarterly in arrears within forty-five (45) days after the expiry of the calendar quarter. The method of payment shall be by wire transfer to an account specified by Elan and shall be nonrefundable to Newco. Each payment made to Elan shall be accompanied by a true accounting of all Products sold by Newco, its Affiliates and its permitted sublicensees, if any, during such quarter. Such accounting shall show, on a country-by-country and Product-by-Product basis, Net Sales and Net Proceeds invoiced and received by Newco (and the calculation thereof) and each calculation of royalties with respect thereto, including the calculation of all adjustments and currency conversions.

     6.3 Newco shall maintain and keep clear, detailed, complete, accurate and separate records for a period of three (3) years following the completion of such records so: (i) as to enable any royalties which shall have accrued hereunder to be determined; and (ii) that any deductions made in arriving at the Net Sales and Net Proceeds can be determined.

     6.4 All payments due hereunder shall be made in United States Dollars. Payments due on Net Sales of any Product and Net Proceeds with respect to any Product invoiced and received by Newco for each calendar quarter made in a currency

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                                      -18-
other than United States Dollars shall first be calculated in the foreign currency and then converted to United States Dollars on the basis of the average exchange rate in effect for such quarter for the purchase of United States Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the currency of the country of origin of such payment, determined by averaging the rates so quoted on each business day of such quarter.

     6.5 If, at any time, legal restrictions in the Territory prevent the prompt payment when due of royalties payable hereunder to Elan or any portion thereof, the Parties shall meet to discuss suitable and reasonable alternative methods of reimbursing Elan the amount of such royalties. In the event that Newco is prevented from making any payment under this Agreement by virtue of the statutes, laws, codes or government regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which they accrue to Elan's account in a bank acceptable to Elan in the country the currency of which is involved or as otherwise agreed by the Parties.

     6.6 Elan and Newco agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available.

     6.7 Any taxes payable by Elan on any payment made to Elan pursuant to this Agreement shall be for the account of Elan. If so required by applicable law, any payment made pursuant to this Agreement shall be made by Newco after deduction of the appropriate withholding tax, in which event the Parties shall co-operate to obtain the appropriate tax clearance as soon as is practicable. On receipt of such clearance, Newco shall forthwith procure that the amount so withheld is paid to Elan.

     6.8 Newco shall, not more than once in each calendar year, nor more than once with respect to any accounting period, permit representatives of an internationally-recognized firm of independent certified accountants selected by Elan upon reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Newco and any other book, record, voucher, receipt or invoice relating to the calculation of the royalty payments on Net Sales and Net Proceeds submitted to Elan. Any such inspection of Newco's records shall be at the expense of Elan, except that if any such inspection reveals a deficiency in the amount of the royalty actually paid to Elan hereunder in any calendar quarter of five percent (5%) or more of the amount of any royalty actually due to Elan hereunder, then the expense of such inspection shall be borne solely by Newco. Any amount of deficiency shall be paid promptly to Elan by

Newco. If such inspection reveals a surplus in the amount of royalties actually paid to Elan by Newco, Elan shall reimburse Newco the surplus within fifteen
(15) days after determination.

     6.10 In the event of any unresolved dispute regarding any alleged deficiency or overpayment of royalty payments hereunder, the matter will be subject to resolution in accordance with Clause 19 of the Development Agreement, which is incorporated by reference and shall for such purposes survive termination of the Development Agreement.

7.   CONFIDENTIAL INFORMATION

     7.1 The Parties acknowledge that it may be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other information relating to the Field, the Products, Elan Intellectual Property, TGEN Intellectual Property or the Newco Technology, as the case may be, or otherwise as to processes, services or business of the disclosing Party. The foregoing shall be referred to collectively as "Confidential Information". Any Confidential Information revealed by a Party to another Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's obligations under this Agreement and the Development Agreement and for no other purpose.

     7.2 Each Party agrees to disclose Confidential Information of another Party only to another Participant and to those employees, representatives and agents of Newco or such participant requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Agreement, the Development Agreement or the TGEN License Agreement. Each Party further agrees to inform all such Participants and employees, representatives and agents of the terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each Party agrees that it will exercise the same degree of care, but in no event less than a reasonable degree of care, to protect and preserve the proprietary and confidential nature of the Confidential Information disclosed by a Party, as the receiving Party would exercise to preserve its own proprietary and confidential information. Each Party agrees that it will, upon request of a Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by, such Party, and that it will obtain the same agreement from the other Participant.

     7.3 Notwithstanding the above, each Party may use or disclose Confidential Information disclosed to it by another party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with patent applications, complying with applicable governmental regulations, including without limitation those relating to securities regulations and disclosures, or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sub-license or otherwise exercising its rights hereunder.

     7.4   Confidential Information shall not be deemed to include:

           (i)    information that is generally available to the public;

           (ii)   information which is made public by the disclosing Party;

           (iii) information which is independently developed by a Party as evidenced by such Party's written records, without the aid, application or use of the disclosing Party's Confidential Information;

           (iv) information that is published or otherwise becomes part of the public domain without any disclosure by a Party, or on the part of a Party's directors, officers, agents, representatives or employees;

           (v) information that becomes available to a Party on a non-confidential basis, whether directly or indirectly, from a source other than a Party, which source did not acquire this information on a confidential basis;

           (vi) information which the receiving Party is required to disclose pursuant to:

                  (A) a valid order of a court or other governmental body or any political subdivision thereof or otherwise required by law; or

                  (B)   any other requirement of law;

provided that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure. The receiving Party shall fully cooperate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required;

          (vii) information which was already in the possession of the receiving Party at the time of receiving such information, as evidenced by its written records, provided such information was not previously provided to the receiving Party from a source which was under an obligation to keep such information confidential; or

          (viii) information that is the subject of a written permission to disclose, without restriction or limitation, by the disclosing Party.

     7.5 The provisions relating to confidentiality in this Clause 7 shall remain in effect during the term of this Agreement, and for a period of seven
(7) years following the expiration or earlier termination of this Agreement.

     7.6 The Parties agree that the obligations of this Clause 7 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 7, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

8.   WARRANTIES/INDEMNITIES

     8.1 Elan represents and warrants to Newco and TGEN, as a third party beneficiary, that:

          (a) Elan is a corporation duly organized under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby;

          (b) Elan has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, which have been duly authorized by all requisite corporate action of Elan. This Agreement is the valid and binding obligation of Elan, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and by general equity principles and limitations on the availability of equitable relief, including specific performance;

          (c) The execution, delivery and performance by Elan of this Agreement will not: (i) violate any provision of applicable law, statute, rule or regulation known by and applicable to Elan or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Elan or any of its properties or assets; or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of the charter or organizational documents of Elan;

          (d) To Elan's best knowledge, except as set forth on Schedule 2 hereto, as of the Effective Date: (i) Elan has the right to grant the Elan License and any other rights granted herein, (ii) Schedule 1 contains primary examples of the Elan Intellectual Property existing as of the Effective Date, which listing is not necessarily exhaustive, (iii) there are no agreements between Elan and any third parties that conflict with the Elan License which would have a material adverse effect on the ability of Newco to conduct the Project, and (iv) Elan is the owner or licensee of all rights, title and interest in the Elan Intellectual Property.

     8.2  Newco represents and warrants to Elan that:

          (a) Newco is duly and validly existing in good standing in the jurisdiction of its incorporation and each other jurisdiction in which the conduct of its business requires such qualification (except where such failure to so qualify shall not have a material adverse affect on the business and assets of Newco), and Newco is in compliance with all applicable laws, rules, regulations or orders relating to its business and assets;

          (b) Newco has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered and constitutes the legal and valid obligations of Newco and is enforceable against Newco in accordance with its terms; and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate or result in a default under or creation of lien or encumbrance under Newco's certificate of incorporation, by-laws or other organic documents, any material agreement or instrument binding upon or affecting Newco, or its properties or assets or any applicable laws, rules, regulations or orders affecting Newco or its properties or assets;

          (c) Newco is not in default of its charter or by-laws, any applicable laws or regulations or any material contract or agreement binding upon or affecting it or its properties or assets and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in any such violation;

          (d) The execution of this Agreement by Newco and the full performance and enjoyment of the rights of Newco under this Agreement will not breach the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written or oral between Newco and any third party;

          (e) Newco has the sole, exclusive and unencumbered right to grant the licenses and rights herein granted to Elan and that it has not granted and will not grant any option, license, right or interest in or to the Elan Intellectual Property, the Newco Technology, or other property to any third party which would conflict with the rights granted by this Agreement and the Definitive Documents;

          (f) The Products shall be developed, manufactured, transported, stored, handled, packaged, marketed, promoted, distributed, offered for sale and sold in accordance with all regulations and requirements of the FDA and foreign regulatory authorities including, without limitation, cGCP, cGLP, cGMP regulations. The Products shall not be adulterated or misbranded as defined by the Federal Food, Drug and Cosmetic Act (or applicable foreign law) and shall not be a product which would violate any section of such Act if introduced in interstate commerce; and

          (g) It is fully cognizant of all applicable statutes, ordinances and regulations of the United States of America and countries in the Territory with respect to the manufacture of the Products including, but not limited to, the U.S. Federal Food, Drug and Cosmetic Act and regulations thereunder and similar statutes in countries outside of the United States. Newco shall manufacture or procure the manufacture of the Products in conformity with the Marketing Authorizations and in a manner which fully complies with all United States of America and foreign statutes, ordinances, regulations and practices.

     8.3 In addition to any other indemnifications provided for herein, Elan shall indemnify and hold harmless Newco, TGEN and their Affiliates and their respective employees, agents, partners, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Newco arising out of or in connection with any (a) breach of any representation, covenant, warranty or obligation by Elan hereunder, or (b) any act or omission on the part of Elan or any of its agents or employees in the performance of this Agreement.

     8.4 In addition to any other indemnifications provided for herein, Newco shall indemnify and hold harmless Elan and its Affiliates and their respective employees, agents, partners, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Elan arising out of or in connection with any
(a) breach of any representation, covenant, warranty or obligation by Newco hereunder, or (b) any act or omission on the part of Newco or any of its agents or employees in the performance of this Agreement.

     8.5  The Person seeking an indemnity shall:

          8.5.1 fully and promptly notify the indemnifying Party of any claim or proceeding, or threatened claim or proceeding;

          8.5.2 permit the indemnifying Party to take full care and control of such claim or proceeding;

          8.5.3 cooperate in the investigation and defense of such claim or proceeding;

          8.5.4 not compromise or otherwise settle any such claim or proceeding without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; and

          8.5.5 take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

     8.6 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER ELAN NOR NEWCO SHALL BE LIABLE TO THE OTHER PARTY, BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL OR INCIDENTAL LOSS OR DAMAGE (WHETHER FOR LOSS OF PROFIT OR OTHERWISE) AND WHETHER OCCASIONED BY THE APPLICABLE PARTY'S NEGLIGENCE OR THAT OF ITS EMPLOYEES OR AGENTS OR OTHERWISE

     8.7 EXCEPT AS SET FORTH IN THIS SECTION 8, ELAN IS GRANTING THE ELAN LICENSE HEREUNDER ON AN "AS IS" BASIS WITHOUT RECOURSE, REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

9.   INTELLECTUAL PROPERTY OWNERSHIP RIGHTS

     9.1 Subject to the terms and conditions of this Agreement, Newco shall own the legal and equitable title to the Newco Technology.

     9.2 Elan shall own the legal and equitable title to the Elan Intellectual Property, including without limitation, Elan Improvements.

     9.3 Newco shall permanently mark or otherwise use reasonable efforts to cause any third party to permanently mark all Products and/or the packaging therefor with such license or patent notices to comply with the laws of the country of sale or otherwise to generally communicate the existence of any Elan Patents for the countries of the Territory and in such manner as Elan may reasonably request in writing prior to the sale or commercial use thereof.

     9.4 Elan, at its expense, shall make a good faith effort (i) to secure the grant of any material patent applications within the Elan Patents that relate to the Field; (ii) to defend all such applications against third party oppositions and interferences; and (iii) to maintain in force any material issued letters patent within the Elan Patents that relate to the Field (including any letters patent that may issue covering any such Elan Improvements that relate to the Field). Elan shall have the right in its discretion to control such filing, prosecution, defense and maintenance provided that Newco and TGEN at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing. Notwithstanding the foregoing, it is understood that Elan retains the discretion, in its sole judgment, as to whether and where to file or to prosecute patent applications on any such technologies or rights relating to the Elan Intellectual Property.

     9.5 Newco, TGEN and Elan shall promptly inform each other in writing of any alleged infringement of any patents within the Elan Patents, the TGEN Patents, or any Newco patents or any alleged misappropriation of trade secrets within the Elan Intellectual Property or the TGEN Intellectual Property by a third party of which it becomes aware and provide the others with any available evidence of such infringement or misappropriation insofar as such infringements or misappropriation relate solely to the Field.

     9.6 Newco shall have the right to prosecute at its own expense and for its own benefit any infringements of the Elan Patents or misappropriation of the Elan Intellectual Property, insofar as such infringements or misappropriation relate solely to the Field. In the event that Newco takes such action, Newco shall do so at its own cost and expense. At Newco's request, Elan shall cooperate with such action. Any recovery remaining after the deduction by Newco of the reasonable expenses (including attorney's fees and expenses) incurred in relation to such infringement proceeding shall belong to Newco. Should Newco decide not to pursue such infringers, within a reasonable period but in any event within twenty (20) days after receiving written notice of such alleged infringement or misappropriation Elan may in its discretion initiate such proceedings in its own name, at its expense and for its own benefit, and at Elan's request, Newco shall cooperate with such action. Alternatively, the Participants may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party. If the infringement of the Elan Patents affects both the Field as well as other products being developed or commercialized by Elan or its commercial partners outside the Field, Newco and Elan shall endeavor to agree as to the manner in which the proceedings should be instituted and as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party.

     9.7 Newco shall indemnify, defend and hold harmless Elan and TGEN, against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all such claims or proceedings referred to herein, provided that Elan, shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent to Newco, not to be unreasonably withheld, conditioned or delayed. At its option, Elan or TGEN, as the case may be, may elect to take over the conduct of such proceedings from Newco provided that Newco's indemnification obligations shall continue; the costs of defending such claim shall be borne by Elan or TGEN, as the case may be and such Participant shall not compromise or settle any such claim or proceeding without the prior written consent of Newco, such consent not to be unreasonably withheld, conditioned or delayed.

10.  RIGHTS EXPLOITATION OUTSIDE THE FIELD

     10.1  Licenses to Elan Program Technology.  Newco hereby grants to Elan an
           -----------------------------------
exclusive, royalty free and sublicensable license to Elan Program Technology outside of the Field. Such license shall be effective and exclusive on a country-by-country basis for the life of any patents on such Elan Program Technology in such country, or, to the extent the Elan Program Technology is not patented or covered by pending patent applications in any country, for fifteen years from the date any products are first introduced on the market in such country by Elan under such license, or for such shorter period as shall be required under the applicable law of any country in the Territory.

     10.2  Licenses for Newco Program Technology Outside the Field. Newco shall
           -------------------------------------------------------
negotiate in good faith with Elan and TGEN, respectively, for the grant of exclusive or non-exclusive licenses for the rights to Newco Program Technology (other than TGEN Program Technology or Elan Program Technology) outside the Field in the Territory. All such licenses shall contain such customary terms contained in similar licenses in the industry, as agreed to by the licensee and the unanimous decision of the Management Committee, acting in good faith.

11.  NON-COMPETITION

     11.1 During the Research and Development Term (and any extensions thereto), subject to the other provisions of this Agreement, Elan (subject, however, to Section 20.2 of the Development Agreement) shall not (i) market, sell, develop, or assist in the development for the use, manufacture, distribution or sale of Products in the Field, except (a) for or on behalf of Newco, or (b) with Newco's prior written consent (ii) develop, or assist in the development of, [*] in the Field or (iii) market, sell, develop, or assist in the development for the use, manufacture or distribution of products having the same [*] with such Product. Following termination of the Research and Development Term, Elan shall not during the License Term market, sell, develop, or assist in the development for the use, manufacture, distribution of products having the same Gene which is part of a Product being Commercialized by Newco [*] In no event, however, shall the foregoing restrictions on competing apply to Elan Pharmaceuticals or to Axogen Limited and Neuralab Limited; provided, however, that neither the Elan Intellectual Property nor any of the Program Technology may be utilized by such divisions in violation of the restrictions contained in this Section 11.

*    Confidential Treatment Requested

12.  TERM AND TERMINATION OF AGREEMENT

     12.1. The term of this Agreement and the term of the Licenses granted hereunder with respect to a Product utilizing or based on the Licensed Technologies shall commence as of the Effective Date and continue, on a Product-by-Product basis and country by country basis, for the life of the patent rights upon which such Product is based or which such Product utilizes in such country (the "Term"); provided, however, that all royalty and fee obligations contained herein shall survive for the greater of (i) the Term or (ii) 15 years from the first commercial sale of such Product.

     12.2. Except as otherwise provided in Section 11 hereof, nothing contained herein shall obligate or restrict any party from utilizing public, non-proprietary information which is not subject to the protection of applicable patent laws.

     12.3. If either Party materially breaches any provision of this Agreement and if such breach is (i) not capable of being cured or (ii) is capable of being cured but is not cured within sixty (60) days after the non-breaching party gives written notice of the breach to the breaching party, the non-breaching party may terminate this Agreement immediately by giving notice of the termination, effective on the date of the notice, provided, however, that (x) if
                                                  --------  -------
any such curable breach is not capable of being cured within such sixty (60) day period, so long as the breaching party commences to cure the breach promptly after receiving notice of the breach from the non-breaching party and thereafter diligently prosecutes the cure to completion as soon as is practicable, the non-breaching Party may not terminate this Agreement so long as the breaching party is acting in good faith to rectify such breach and (y) if there is a good faith dispute as to the existence of the breach or as to its materiality, or regarding the amount of any required payment, provided, in the case of disputes as to the amount due, that any undisputed amount is paid, the right of the non-breaching Party to terminate this Agreement shall be stayed for a reasonable period during which a good faith resolution of the dispute will be obtained, either by agreement or, failing that, through the dispute resolution provisions under Clause 19 of the Development Agreement.

     12.4. In the event that a Change of Control Event shall occur, at the sole option of Elan and upon written notice to TGEN and Newco, the Elan License shall be terminated. Upon written notice from TGEN to Elan of a proposed Change of Control Event or the occurrence of a Change of Control Event, Elan shall have thirty (30) days from such notice or occurrence to provide written notice to TGEN as to whether it intends to terminate the Elan License immediately. In the event Elan does not provide written notice to TGEN during such thirty (30) day period of its intention to terminate the Elan License, such termination right shall be deemed waived with respect to such proposed Change of Control Event or such occurrence of a Change of Control Event.

     12.5. In the event that the TGEN License Agreement shall be terminated, at the sole option of Elan and upon written notice to TGEN and Newco, the Elan License shall be immediately terminated.

     12.6. Upon the occurrence of an Event of Bankruptcy with respect to Newco or Elan, the other Party may, upon written notice to TGEN and the Party with respect to which such Event of Bankruptcy has occurred, immediately terminate the Elan License. As used in this Clause 12.6, the term "Event of Bankruptcy" relating to either Newco or Elan shall mean:

           12.6.1. the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer for either Party or over all or a substantial part of its assets under the law of any applicable jurisdiction, including without limitation, Bermuda, the United States of America or Ireland; or

           12.6.2 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limit, Bermuda, the United States of America or Ireland (other than as part of a bona fide restructuring or reorganization), is filed, and is not discharged within forty-five (45) days, or if either Party applies for or consents to the appointment of a receiver, administrator, examiner or similar officer for it or all or a material part of its assets, rights or revenues or the assets and/or the business of either Party are for any reason seized, confiscated or condemned.

     12.7. Upon exercise of those rights of termination as specified in Clause
12.1 to Clause 12.6 inclusive or elsewhere within this Agreement, this Agreement shall, subject to the other provisions of this Agreement, and specifically subject to Section 12.8, automatically terminate forthwith and be of no further legal force or effect.

     12.8. Upon expiration or termination of this Agreement:

           12.8.1 any sums that were due from Newco to Elan with respect to license granted hereunder, including without limitation on Net Sales or on Net Proceeds, in the Territory or in such particular country or countries in the Territory (as the case may be) prior to the expiration or termination of this Agreement as set forth herein shall be paid in full within sixty (60) days after the expiration or termination of this Agreement for the Territory or for such particular country or countries in the Territory (as the case may be);

           12.8.2 any provisions clearly meant to survive termination or expiration of this Agreement, including without limitation Section 7, shall remain in full force and effect;

           12.8.3 all representations, warranties and indemnities stated herein shall insofar as are appropriate remain in full force and effect;

           12.8.4 the rights of inspection and audit set out in Section 6 shall continue in force for a period of one year;

           12.8.5 termination or expiration of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination or expiration, has already accrued to the other Party or to any third party beneficiary or which is attributable to a period prior to such termination or expiration, including without limitation claims for indemnification under Sections 8.3 - 8.5 or 9.7 arising from events, actions, omissions or liabilities that existed at or prior to such termination or expiration, nor preclude either Party or any third party beneficiary from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement;

           12.8.6 all rights, licenses and sublicenses granted by Elan in the Elan Intellectual Property pursuant to this Agreement shall cease for the Territory or for such particular country or countries in the Territory (as the case may be) and shall immediately revert to Elan and all Elan Program Technology shall be deemed immediately transferred and assigned to Elan. Following such expiration or termination, Newco may not thereafter use in the Territory or in such particular country or countries in the Territory (as the case may be) (a) any valid and unexpired Elan Patents, (b) any Elan Intellectual Property that remains confidential or otherwise proprietary to Elan, and/or (c) Trademarks. All rights to Newco Technology (other than Elan Program Technology and TGEN Program Technology) shall be transferred to and jointly owned by Elan and TGEN. Rights of permitted Independent Third Party sublicensees in and to the Elan Intellectual Property shall survive the termination or expiration of the license and sublicense agreements granting said intellectual property rights to Newco; and Newco, Elan and TGEN shall in good faith agree upon the form most advantageous to Elan and TGEN in which the rights of the sublicensor under any such sublicenses are to be held (which form may include continuation of Newco solely as the holder of such licenses or assignment of such rights to a third party or parties, including an assignment to both Elan and TGEN).

Any sublicense agreement between Newco and such permitted sublicensee shall permit an assignment of rights by Newco to Elan or TGEN, as the case may be, and shall contain additional reasonable confidentiality protections which an assignee shall reasonably require. Upon any such assignment, Elan shall enter into good faith negotiations with TGEN with respect to additional reasonable confidentiality protections which either party shall reasonably require.

13.  IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE

     13.1. Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a government authority, non availability of raw materials, but any such delay or failure shall be remedied by such Party as soon as practicable.

14.  SETTLEMENT OF DISPUTES; GOVERNING LAW

     14.1. Any dispute between the Parties arising out of or relating to this Agreement will be subject to resolution in accordance with Clause 19 of the Development Agreement, which is incorporated by reference and shall for such purposes survive expiration or termination of the Development Agreement.

     14.2. This Agreement is construed under and ruled by the laws of the State of New York, without regard to conflicts of law principles.

15.  ASSIGNMENT

     15.1. This Agreement may not be assigned by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, save that (i) either Party may assign this Agreement to its Affiliate without such consent, provided that such assignment does not have any adverse tax consequences on the other Party, and (ii) Elan may assign its rights and obligations hereunder in connection with a sale of all or substantially all of the business of Elan to which the Definitive Documents relate, whether by merger, sale of stock, sale of assets or otherwise (provided that, in the event of such transaction, no intellectual property rights of any third party that is the acquiring corporation in such transaction shall be included in the Elan Intellectual Property licensed hereunder). Elan and Newco will discuss any assignment by either Party to an Affiliate prior to its implementation in order to avoid or reduce any additional tax liability to the other Party resulting solely from different tax law provisions applying after such assignment to an Affiliate. For the purpose hereof, an additional tax liability shall be deemed to have occurred if either Party would be subject to a higher net tax on payments made hereunder after taking into account any applicable tax treaty and available tax credits than such Party was subject to before the proposed assignment. Notwithstanding any assignment hereof to an Affiliate, each Party will remain fully liable hereunder.

16.  NOTICES

     16.1. Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or telefaxed to the following addresses:

           If to Newco at:  Targeted Genetics Newco, Ltd.
                            c/o Targeted Genetics Corporation
                            1100 Olive Way, Suite 100
                            Seattle, Washington 98101
                            Attention:  Chief Executive Officer
                            Telefax:  (206) 623-7064

           If to TGEN to:   Targeted Genetics Corporation
                            1100 Olive Way, Suite 100
                            Seattle, Washington  98101
                            Attention:  Chief Executive Officer
                            Telefax:  (206) 623-7064

           with a copy to:  Perkins Coie LLP
                            411-108/th/ Avenue N.E., Suite 1800
                            Bellevue, Washington 98004-5584
                            Attention:  Roger M. Tolbert, Esq.
                            Telefax:  (425) 453-7350

           If to Elan at:   Elan Corporation plc
                            Lincoln House, Lincoln Place, Dublin 2, Ireland
                            Attention:  Vice President, General Counsel,
                            Elan Pharmaceutical Technologies,
                            a division of Elan Corporation, plc
                            Telefax:   + 353  1 709 4124

           with a copy to:  Cohen & Tauber LLP
                            1350 Avenue of the Americas
                            26/th/ Floor
                            New York, New York 10019

                            Attention:  Laurence S. Tauber
                            Telefax:  (212) 262-1766

or to such other address(es) and telefax numbers as may from time to time be notified by either Party or TGEN to the other hereunder.

     16.2. Any notice sent by mail shall be deemed to have been delivered within seven (7) working days after dispatch and any notice sent by telex or telefax shall be deemed to have been delivered within twenty four (24) hours of the time of the dispatch. Notice of change of address shall be effective upon receipt.

17.  MISCELLANEOUS CLAUSES

     17.1. No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party or third party beneficiary charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any other breach or failure to perform or of any other right arising under this Agreement.

     17.2. If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, (i) such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and (ii) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

     17.3. The Parties shall use their respective reasonable endeavors to ensure that the Parties and any necessary third party shall execute and perform all such further deeds, documents, assurances, acts and things as any of the Parties hereto may reasonably require by notice in writing to the other Party or such third party to carry into effect the provisions of this Agreement.

     17.4. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns and sub-licenses. TGEN shall be a third party beneficiary to this Agreement and shall have the right (subject to the dispute resolution provisions of the Development Agreement) to cause Newco to enforce Newco's rights against Elan.

     17.5. No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided, in any such other agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Development Agreement, the terms of the Development Agreement shall prevail unless this Agreement or the Development Agreement specifically provides otherwise.

     17.6. No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by a duly authorized representative of each Party. Amendments hereto shall be subject to the prior approval of TGEN, which approval, except as otherwise provided herein, shall not be unreasonably withheld, conditioned or delayed.

     17.7. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

     17.8. Each of the Parties undertakes to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

     17.9. Each of the Parties hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein.

     17.10. Nothing contained in this Agreement is intended or is to be construed to constitute Elan, TGEN and Newco as partners, or to constitute any of Elan, TGEN or Newco as an employee of any of the others. Neither Party hereto nor TGEN shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party hereto or TGEN or to bind the other Party hereto or TGEN to any contract, agreement or undertaking with any third party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

ELAN PHARMACEUTICAL TECHNOLOGIES,

a division of Elan Corporation, plc

By: /s/ Kevin Insley
   --------------------------------
Name: Kevin Insley
     ------------------------------
Title: Authorized Signatory
      -----------------------------


TARGETED GENETICS NEWCO, LTD.


By: /s/ Stewart Parker
   --------------------------------
Name: H. Stewart Parker
     ------------------------------
Title: President
      -----------------------------

AGREED TO:

TARGETED GENETICS CORPORATION

By: /s/ Stewart Parker
   --------------------------------
Name: H. Stewart Parker
     ------------------------------
Title: President & CEO
      -----------------------------


     [ELAN LICENSE AGREEMENT EXECUTION PAGE]

                                  SCHEDULE 1
                          Elan Intellectual Property

[*]

*    Confidential Treatment Requested

                                  SCHEDULE 2
                        Elan Exceptions and Disclosures

[*]

*    Confidential Treatment Requested